Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Jennifer Lew Vice President, Finance 510-665-7217 jlew@dynavax.com

DYNAVAX REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

BERKELEY, CA – November 4, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter ended September 30, 2010, including $47.2 million in cash, cash equivalents and marketable securities. This compared to $57.4 million at June 30, 2010. In November 2010, the Company received $42.7 million from the successful completion of a public offering and a grant covering certain research costs, resulting in current cash, cash equivalents and marketable securities in excess of $83 million as of the date of this release.

In particular, the $47.2 million in reported cash at September 30, 2010 does not reflect the net proceeds of $42.0 million from the Company’s public offering and $0.7 million in grants under The Patient Protection and Affordable Care Act of 2010 covering research and development costs from 2009 and 2010 for three of the Company’s qualified therapeutic discovery projects including HEPLISAVTM. The $10.2 million net cash usage reported for the third quarter 2010 included a $2.0 million initial purchase of the Company’s common stock by Aspire Capital Fund, LLC that the Company received upon executing its September 2010 financing arrangement.

Total revenues of $11.6 million for the third quarter 2010 included recognition of the $10.0 million upfront payment received from AstraZeneca in 2006 following the recent amendment of our collaboration agreement. This compared to $2.9 million reported for the third quarter in 2009.

Total operating expenses of $18.4 million for the third quarter 2010, driven by continued clinical and manufacturing activities for HEPLISAV, were consistent with the $18.5 million reported for the second quarter 2010. Total operating expenses for the third quarter 2009 of $13.6 million were lower prior to restarting the HEPLISAV clinical program in September 2009.

The tables included as part of this press release provide a reconciliation of GAAP revenues and operating expenses to pro forma revenues and operating expenses.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Collaboration revenue	$10,402	$1,791	$ 19,164	$34,079
Grant revenue	1,218	887	2,697	2,921
Service and license revenue	29	223	323	1,129

Total revenues	11,649	2,901	22,184	38,129

Operating expenses:
Research and development	14,204	9,631	40,729	29,202
General and administrative	3,951	3,736	12,694	11,693
Amortization of intangible assets	245	245	735	735

Total operating expenses	18,400	13,612	54,158	41,630

Loss from operations	(6,751)	(10,711)	(31,974)	(3,501)

Interest income	12	18	53	174
Interest expense	(399)	(93)	(1,229)	(120)
Other income (expense)	2,140	80	(9,036)	(40)

Net loss	(4,998)	(10,706)	(42,186)	(3,487)

Add: Losses attributed to noncontrolling interest in
SDI	—	1,200	—	3,192

Net loss attributable to Dynavax	$(4,998)	$(9,506)	$ (42,186)	$(295)

Basic and diluted net loss per share attributable to
Dynavax stockholders	$(0.06)	$(0.24)	$ (0.57)	$(0.01)
Shares used to compute basic and diluted net loss
per share attributable to Dynavax stockholders	86,826	40,153	74,519	39,990

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DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

GAAP revenues	$11,649	$2,901	$22,184	$38,129

ADD:
Collaboration funding incurred under SDI programs	—	1,009	—	2,551

LESS:
Non-cash deferred revenue from collaborations	10,000	—	10,000	28,485

Pro forma revenues (1)	$1,649	$3,910	$12,184	$12,195

(1)	These pro forma amounts are intended to illustrate the Company’s revenues including collaboration funding provided for the SDI programs and excluding certain non-cash items. The collaboration funding is reflected in the amount attributed to the noncontrolling interest in SDI in the Company’s consolidated statement of operations, but would have been reported as revenue if SDI’s results of operations were not consolidated with those of the Company. Management of the Company believes the pro forma results are a more useful measure of the Company’s revenues because it provides investors the ability to evaluate the Company’s operations in the manner that management uses to assess the continued progress of operating programs.

These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

DYNAVAX TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

GAAP operating expenses	$ 18,400	$ 13,612	$ 54,158	$ 41,630
LESS:
Stock-based compensation expense	586	916	1,552	2,102
Amortization of intangible assets	245	245	735	735

Pro forma operating expenses (2)	$ 17,569	$ 12,451	$ 51,871	$ 38,793

(2)	These pro forma amounts are intended to illustrate the Company’s operating expenses excluding certain non-cash charges in accordance with the financial statements that management uses to evaluate the Company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

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DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents and marketable securities	$47,231	$36,720
Property and equipment, net	6,634	7,997
Goodwill	2,312	2,312
Other intangible assets, net	544	1,279
Other assets	5,069	2,162

Total assets	$61,790	$50,470

Liabilities and stockholders’ equity
Accounts payable	$2,067	$1,686
Accrued liabilities	17,530	7,507
Warrant liability to Holdings	—	2,567
Current portion of deferred revenue	1,429	2,718
Noncurrent portion of deferred revenue	6,012	17,083
Long-term note payable to Holdings	10,540	9,342
Long-term contingent liability to Holdings	944	3,040
Other long-term liabilities	60	151
Stockholders’ equity	23,208	6,376

Total liabilities and stockholders’ equity	$61,790	$50,470

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